As filed with the Securities and Exchange Commission on May 24, 2024

Registration No. 333-278890

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Applied DNA Sciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7380	59-2262718
(State or other jurisdiction of incorporation or organization)	(primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

50 Health Sciences Drive
Stony Brook, New York 11790
631-240-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Hayward, Ph.D., Sc.D.
Chairman, Chief Executive Officer and President
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790
631-240-8801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Merrill M. Kraines Todd Kornfeld McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017-3852 212-547-5616	Robert Charron Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 212-370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and the Company is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED MAY 24, 2024

Applied DNA Sciences, Inc.

Up to 5,911,330 Units, Each Unit Consisting of One Share of Common Stock or One

Pre-Funded Warrant to Purchase One Share of Common Stock, One Series A Warrant to Purchase One Share of Common Stock and One Series B Warrant to Purchase One Share of Common Stock

Placement Agent Warrants to Purchase Up to 295,567 Shares of Common Stock

Up to 18,029,557 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants, Series B Warrants and Placement Agent Warrants

We are offering 5,911,330 units (the “Units”), each Unit consisting of one share of our common stock, $0.001 par value per share, one Series A warrant (“Series A Warrant”) to purchase one share of common stock and one Series B warrant (“Series B Warrant”, and, with the Series A Warrants, the “Series Warrants”) to purchase one share of common stock, at the assumed public offering price of $2.03 per Unit, which was the last reported sales price of our common stock on The Nasdaq Capital Market on May 23, 2024.

The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The exercisability of the Series Warrants will be available only upon receipt of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Capital Market (the “Warrant Stockholder Approval”).

Each Series A Warrant offered hereby will become exercisable beginning on the date of the Warrant Stockholder Approval at an exercise price of $                  per share of common stock, and will expire five years from the date of the Warrant Stockholder Approval. Each Series B Warrant offered hereby will become exercisable beginning on the date of the Warrant Stockholder Approval at an exercise price of $           per share of common stock, and will expire one year from the date of the Warrant Stockholder Approval.

Under the alternate cashless exercise option of the Series B Warrants, the holder of the Series B Warrant, has the right to receive an aggregate number of shares equal to the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise of the Series B Warrant and (y) 3.0. In addition, the Series A Warrants and Series B Warrants will include a provision that resets their respective exercise price in the event of a reverse split of our common stock, to a price equal to the lesser of (i) the then exercise price and (ii) lowest volume weighted average price (VWAP) during the period commencing five trading days immediately preceding and the five trading days commencing on the date we effect a reverse stock split in the future with a proportionate adjustment to the number of shares underlying the Series A Warrants and Series B Warrants. Further, subject to certain exceptions, the Series A Warrants will provide for an adjustment to the exercise price and number of shares underlying the Series A Warrants upon any issuance by us of our common stock or common stock equivalents at a price per share that is less than the exercise price of the Series A Warrants.

In the event that we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will not be exercisable and therefore may have no value. See the Risk Factor on page 16 relating to the Series A Warrants and Series B Warrants and Warrant Stockholder Approval, and see the section entitled “Warrant Stockholder Approval” on page 20  for additional details regarding the Warrant Stockholder Approval.

We are also offering to each purchaser of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase Units consisting of one pre-funded warrant (in lieu of one share of common stock, each a “Pre-Funded Warrant”), one Series A Warrant and one Series B Warrant. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of common stock. The purchase price of each Unit including a Pre-Funded Warrant will be equal to the price per Unit including one share of common stock, minus $0.0001, and the remaining exercise price of each Pre-Funded Warrant will equal $0.0001 per share. The Pre-Funded Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Unit including a Pre-Funded Warrant we sell (without regard to any limitation on exercise set forth therein), the number of Units including a share of common stock we are offering will be decreased on a one-for-one basis. The Pre-Funded Warrant may be exercised on a cashless basis.

This prospectus also includes the shares of common stock issuable upon exercise of the Series A Warrants, Series B Warrants, and the Pre-Funded Warrants.

The common stock and Pre-Funded Warrants can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants that are part of a Unit, but the components of the Units will be immediately separable and will be issued separately in this offering. See “Description of Securities” in this prospectus for more information.

Our common stock is listed on The Nasdaq Capital Market under the symbol “APDN.” On May 23, 2024, the last reported sale price of our common stock on The Nasdaq Capital Market was $2.03 per share.

We have engaged Craig-Hallum Capital Group LLC (“Craig-Hallum”) and Laidlaw & Company (UK) Ltd. (“Laidlaw”, and each of Craig-Hallum and Laidlaw, a “Placement Agent” and collectively, the “Co-Placement Agents”), to act as our exclusive placement agents in connection with this offering. The Co-Placement Agents have agreed to use their best efforts to arrange for the sale of the securities offered by this prospectus. The Co-Placement Agents are not purchasing or selling any of the securities we are offering and the Co-Placement Agents are not required to arrange the purchase or sale of any specific number of securities or dollar amount. We have agreed to pay to the Co-Placement Agents the placement agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. There is no minimum number of securities or minimum aggregate amount of proceeds that is a condition of the closing of this offering. We will bear all costs associated with the offering. See “Plan of Distribution” on page 23 of this prospectus for more information regarding these arrangements.

The actual public offering price per Unit will be determined between us, the Co-Placement Agents and the investors in this offering at the time of pricing, and may be at a discount to the current market price. Therefore, the recent market price of $2.03 per share of common stock used throughout this prospectus may not be indicative of the actual public offering price for our Units. There is no established public trading market for the Series Warrants or the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Series Warrants or the Pre-Funded Warrants on any national securities exchange. Without an active trading market, the liquidity of the Series Warrants and the Pre-Funded Warrants will be limited.

This offering will terminate on June 30, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per Unit will be fixed for the duration of this offering.

We may sell fewer than all securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. We have not established an escrow account in conjunction with this offering. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus.

Except as otherwise indicated, all share and per share information in this prospectus gives effect to the reverse stock split of the Company’s outstanding common stock at a ratio of one-for-twenty shares, which was approved by our Board of Directors on April 21, 2024 and was effected as of 12:01 a.m. Eastern Time on Thursday, April 25, 2024.

	Per Share and Series Warrants	Per Pre-Funded Warrant and Series Warrants	Total
Public offering price	$	$	$
Placement Agent fees(1)
Proceeds, before expenses, to us(2)	$	$	$

(1)	We have agreed to pay the Co-Placement Agents a total cash fee equal to 7.0% of the aggregate gross proceeds raised in this offering and to reimburse the Co-Placement Agents for their legal fees and expenses and other out-of-pocket expenses in an amount up to $110,000. In addition, we have agreed to issue to the Co-Placement Agents warrants to purchase up to a number of shares of our common stock equal to 5.0% of the number of Units being offered in this offering at an exercise price equal to that of the Series Warrants and with an expiration date of five years from the commencement of sales. See “Plan of Distribution” for a description of the compensation to be received by the Co-Placement Agents.

(2)	Because there is no minimum number of securities or amount of proceeds required as a condition to closing in this offering, the actual public offering amount, Placement Agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. In addition, this does not include proceeds from the cash exercise of the Pre-Funded Warrants, if any, or Series Warrants. For more information, see “Plan of Distribution.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

Delivery of the securities offered hereby is expected to be made on or about             , 2024, subject to satisfaction of certain customary closing conditions.

Craig-Hallum	Laidlaw & Company (UK) Ltd.

The date of this Prospectus is                , 2024.

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, or in a related free writing prospectus, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any related free writing prospectus, if any, constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any related free writing prospectus, if any, is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any related free writing prospectus is delivered or securities are sold on a later date.

We have not done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about and to observe any restrictions relating as to this offering and the distribution of this prospectus and any such free writing prospectus outside the United States.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Forward-Looking Statements

This prospectus and the documents that we incorporate herein by reference contain forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “can”, “may”, “could”, “should”, “assume”, “forecasts”, “believe”, “designed to”, “will”, “expect”, “plan”, “anticipate”, “estimate”, “potential”, “position”, “predicts”, “strategy”, “guidance”, “intend”, “budget”, “seek”, “project” or “continue”, or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, forward-looking statements are based on our current expectations, assumptions, estimates and projections about our business and our industry and are subject to known and unknown risks, uncertainties and other factors. Accordingly, our actual results and the timing of certain events may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors and risks, including, but not limited to, those set forth under “Risk Factors” in this prospectus and in the documents we incorporate by reference herein, and the following factors and risks:

•	our expectations of future revenues, margins, expenditures, capital or other funding requirements;

•	the adequacy of our cash and working capital to fund present and planned operations and growth;

•	the substantial doubt relating to our ability to continue as a going concern;

•	our need for additional financing which may in turn require the issuance of additional shares of common stock, preferred stock, warrants or other debt or equity securities (including convertible securities) which would dilute the ownership held by stockholders;

•	our business strategy and the timing of our expansion plans, including the development of new production facilities for our Therapeutic DNA Production Services;

•	demand for Therapeutic DNA Production Services;

•	demand for DNA Tagging Services;

•	demand for MDx Testing Services;

•	our expectations concerning existing or potential development and license agreements for third-party collaborations or joint ventures;

•	regulatory approval and compliance for our Therapeutic DNA Production Services, upon which our business strategy is substantially dependent;

•	whether we are able to achieve the benefits expected from the acquisition of Spindle;

•	the effect of governmental regulations generally;

•	our expectations of when regulatory submissions may be filed or when regulatory approvals may be received;

•	our expectations concerning product candidates for our technologies;

•	our expectations of when or if we will become profitable;

•	our ability to meet the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) to maintain the listing of our common stock on Nasdaq particularly in light of the notification by Nasdaq of our failure to comply with minimum stockholder equity requirements;

•	the effect of the reverse stock split on the liquidity of our common stock and our ability to satisfy the investing requirements of new investors, including institutional investors;

•	the potential dilution of our existing stockholders due to the effective increase in the number of shares of our common stock available for issuance as a result of our reverse stock split; and

•	the risk that our laboratory developed tests (“LDTs”) may become subject to additional regulatory requirements due to FDA rulemaking activity, and that compliance with such requirements may be expensive and time-consuming, resulting in significant or unanticipated delays.

Any or all of our forward-looking statements may turn out to be wrong. They may be affected by inaccurate assumptions that we might make or by known or unknown risks and uncertainties. Actual outcomes and results may differ materially from what is expressed or implied in our forward-looking statements. Among the factors that could affect future results are:

•	the inherent uncertainties of product development based on our new and as yet not fully proven technologies;

•	the risks and uncertainties regarding the actual effect on humans of seemingly safe and efficacious formulations and treatments when tested clinically;

•	formulations and treatments that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with clinical trials of product candidates, including product candidates that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with the process of obtaining regulatory clearance or approval to market product candidates, including product candidates that utilize our Therapeutic DNA Production Services;

•	the inherent uncertainties associated with the process of obtaining regulatory clearance for our MDx Testing Services;

•	the inherent uncertainties associated with commercialization of products that have received regulatory clearance or approval, including products that utilize our Therapeutic DNA Production Services;

•	economic and industry conditions generally and in our specific markets;

•	the volatility of, and decline in, our stock price; and

•	our ability to obtain the necessary financing to fund our operations and effect our strategic development plan.

All forward-looking statements and risk factors included in this prospectus are made as of the date hereof, and all forward-looking statements and risk factors included in documents incorporated herein by reference are made as of their original date, in each case based on information available to us as of the date hereof, or in the case of documents incorporated by reference, the original date of any such document, and we assume no obligations to update any forward-looking statement or risk factor, unless we are required to do so by law. If we do update one or more forward-looking statements, no inference should be drawn that we will make updates with respect to other forward-looking statements or that we will make any further updates to those forward-looking statements at any future time.

Forward-looking statements may include our plans and objectives for future operations, including plans and objectives relating to our products and our future economic performance, projections, business strategy and timing and likelihood of success. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, future business decisions, demand for our products and services, and the time and money required to successfully complete development and commercialization of our technologies, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Any of the assumptions underlying the forward-looking statements contained in this prospectus could prove inaccurate and, therefore, we cannot assure you that any of the results or events contemplated in any of such forward-looking statements will be realized. Based on the significant uncertainties inherent in these forward-looking statements, the inclusion of any such statement should not be regarded as a representation or as a guarantee by us that our objectives or plans will be achieved, and we caution you against relying on any of the forward looking-statements contained herein.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you carefully read this summary, to fully understand our Company and this offering and its consequences to you, you should read this entire prospectus and any related free writing prospectus authorized by us, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 12, and any related free writing prospectus, as well as the other documents that we incorporate by reference into this prospectus, including our financial statements and the notes to those financial statements, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended September 30, 2023, filed December 7, 2023, as amended on January 26, 2024, and our Quarterly Reports on Form 10-Q for the three month periods ended December 31, 2023 and March 31, 2024, filed on February 8, 2024 and May 10, 2024, respectively. Please read “Where You Can Find More Information” on page 26 of this prospectus. Except as otherwise indicated, all share and per share information in this prospectus gives effect to the reverse stock split of the Company’s outstanding common stock at a ratio of one-for-twenty shares, which was approved by our Board of Directors on April 21, 2024 and was effected as of 12:01 a.m. Eastern Time on Thursday, April 25, 2024.

In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” or “the Company” refer to Applied DNA Sciences, Inc., a Delaware corporation and its consolidated subsidiaries. Our trademarks currently used in the United States include Applied DNA Sciences®, SigNature® molecular tags, SigNature® T molecular tags, fiberTyping®, SigNify®, Beacon®, CertainT®, Linea™ DNA, Linea™ RNAP, Linea™ and TR8TM pharmacogenetic testing. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included in this prospectus are the property of the respective owners.

Overview

Applied DNA Sciences, Inc.

Company Overview

We are a biotechnology company developing and commercializing technologies to produce and detect deoxyribonucleic acid (“DNA”) and ribonucleic acid (“RNA”). Using the polymerase chain reaction (“PCR”) to enable the production and detection of DNA and RNA, we currently operate in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics (including biologics and drugs) and, through our recent acquisition of Spindle Biotech, Inc. (“Spindle”), the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of messenger RNA (“mRNA”) therapeutics (“Therapeutic DNA Production Services”); (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services (“MDx Testing Services”); and (iii) the manufacture and detection of DNA for industrial supply chain security services (“DNA Tagging and Security Products and Services”).

Our current growth strategy is to primarily focus our resources on the further development, commercialization, and customer adoption of our Therapeutic DNA Production Services, including the expansion of our contract development and manufacturing operation (“CDMO”) for the manufacture of synthetic DNA for use in the production of nucleic acid-based therapies, and to further expand and commercialize our MDx Testing Services through genetic testing.

We will continue to update our business strategy and monitor the use of our resources regarding our various business markets. In addition, we expect that based on available opportunities and our beliefs regarding future opportunities, we will continue to modify and refine our business strategy.

Therapeutic DNA Production Services

The Company is developing and commercializing our Linea DNA and Linea IVT platforms for the manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics.

Linea DNA Platform

Our Linea DNA platform is our core enabling technology, and enables the rapid, efficient, and large-scale cell-free manufacture of high-fidelity DNA sequences for use in the manufacturing of a broad range of nucleic acid-based therapeutics. The Linea DNA platform enzymatically produces a linear form of DNA we call “Linea DNA” that is an alternative to plasmid-based DNA manufacturing technologies that have supplied the DNA used in biotherapeutics for the past 40 years.

As of the first quarter of calendar year 2024, there were 4,002 gene, cell and RNA therapies in development from preclinical through pre-registration stages, almost all of which use DNA in their manufacturing process. (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q1 2024 Quarterly Report). Due to what we believe are the Linea DNA platform’s numerous advantages over legacy nucleic acid-based therapeutic manufacturing platforms, we believe this large number of therapies under development represents a substantial market opportunity for the Linea DNA platform to supplant legacy manufacturing methods in the manufacture of nucleic acid-based therapies.

We believe our Linea DNA platform holds several important advantages over existing cell-based plasmid DNA manufacturing platforms. Plasmid-based DNA manufacturing is based on the complex, costly and time-consuming biological process of amplifying DNA in living bacterial cells. Once amplified, the DNA must be separated from the living cells and other process contaminants via multiple rounds of purification, adding further complexity and costs. Unlike plasmid-based DNA manufacturing, the Linea DNA platform does not require living cells and instead amplifies DNA via the enzymatic process of PCR. The Linea DNA platform is simple and can rapidly produce very large quantities of DNA without the need for complex purification steps.

We believe the key advantages of the Linea DNA platform include:

●	Speed – Production of Linea DNA can be measured in terms of hours, not days and weeks as is the case with plasmid-based DNA manufacturing platforms.

●	Scalability – Linea DNA production takes place on efficient bench-top instruments, allowing for rapid scalability in a minimal footprint.

●	Purity – DNA produced via PCR is pure, resulting in only large quantities of only the target DNA sequence. Unwanted DNA sequences such as the plasmid backbone and antibiotic resistance genes, inherent to plasmid DNA, are not present in Linea DNA.

●	Simplicity – The production of Linea DNA is streamlined relative to plasmid-based DNA production. Linea DNA requires only four primary ingredients, does not require living cells or complex fermentation systems and does not require multiple rounds of purification.

●	Flexibility – DNA produced via the Linea DNA platform can be easily chemically modified to suit specific customer applications. In addition, the Linea DNA platform can produce a wide range of complex DNA sequences that are difficult to produce via plasmid-based DNA production platforms. These complex sequences include inverted terminal repeats (“ITRs”) and long homopolymers such as polyadenylation sequences (poly (A) tail) important for gene therapy and mRNA therapies, respectively.

Preclinical studies conducted by the Company have shown that Linea DNA is substitutable for plasmid DNA in numerous nucleic acid-based therapies, including:

●	DNA vaccines;

●	DNA templates to produce RNA, including mRNA therapeutics; and

●	adoptive cell therapy (CAR-T) manufacturing.

Further, we believe that Linea DNA is also substitutable for plasmid DNA in the following nucleic acid-based therapies:

●	viral vector manufacturing for in vivo and ex vivo gene editing;

●	clustered regularly interspaced short palindromic repeats (“CRISPR”)-mediated gene therapy; and

●	non-viral gene therapy.

Linea IVT Platform

The number of mRNA therapies under development is growing at a rapid rate, thanks in part to the success of the mRNA COVID-19 vaccines. mRNA therapeutics are produced via a process called in vitro transcription (“IVT”) that requires DNA as a starting material. As of the 1st quarter of calendar 2024, there were approximately 450 mRNA therapies under development, with the large majority of these therapies (67%) in the preclinical stage (Source: ASGCT Gene, Cell & RNA Therapy Landscape: Q1 2024 Quarterly Report). The Company believes that the mRNA market is in a nascent stage that represents a large growth opportunity for the Company via the production  and supply of DNA critical starting materials and RNAP to produce mRNA therapies.

In August 2022, the Company launched DNA IVT templates manufactured via its Linea DNA platform and has since secured proof of concept contracts with numerous mRNA manufacturing customers. In response to this demand, the continued growth of the mRNA therapeutic market, and the unique abilities of the Linea DNA platform, the Company acquired Spindle in July 2023 to potentially increase its mRNA-related total addressable market (“TAM”).

Through our acquisition of Spindle, we launched our Linea IVT platform in July 2023, which combines Spindle’s proprietary high-performance RNAP, now marketed by the Company as Linea RNAP, with our enzymatically produced Linea DNA IVT templates. We believe the Linea IVT platform enables our customers to make better mRNA, faster. Based on data generated by the Company, we believe the integrated Linea IVT platform offers the following advantages over conventional mRNA production to therapy developers and manufacturers:

●	The prevention or reduction of double stranded RNA (“dsRNA”) contamination resulting in higher target mRNA yields with the potential to reduce downstream processing steps. dsRNA is a problematic immunogenic byproduct produced during conventional mRNA manufacture;

●	delivery of IVT templates in as little as 14 days for milligram scale and 30 days for gram scale;

●	reduced mRNA manufacturing complexities; and

●	potentially enabling mRNA manufactures to produce mRNA drug substance in less than 45 days.

According to the Company’s internal modeling, the ability to sell both Linea DNA IVT templates and Linea RNAP under the Linea IVT platform potentially increases the Company’s mRNA-related TAM by approximately 3-5x as compared to selling Linea DNA IVT templates alone, while also providing a more competitive offering to the mRNA manufacturing market. Currently, Linea RNAP is produced for the Company under an ISO 13485 quality system by a third-party CDMO located in the United States. The Company is currently undertaking manufacturing process development work with its Linea RNAP manufacturer to increase production scale of the enzyme.

Manufacturing Scale-up

The Company plans to offer several quality grades of Linea DNA, each of which will have different permitted uses.

Quality Grade	Permitted Use	Company Status
GLP	Research and pre-clinical discovery	Currently available
GMP for Starting Materials	DNA critical starting materials for the production of mRNA therapies	Planned availability in Q3 of CY2024
GMP	DNA biologic, drug substance and/or drug product	Planned availability second half of CY 2025 (1)

(1) Dependent on the availability of future financing.

The Company currently manufactures Linea DNA pursuant to Good Laboratory Practices (“GLP”) and, is creating a fit for purpose manufacturing facility within our current Stony Brook, NY laboratory space capable of producing Linea DNA IVT templates under Good Manufacturing Practices (“GMP”) suitable for use as a critical starting material for clinical and commercial mRNA therapeutics, with a planned completion date in the third quarter of calendar year 2024 (“GMP Site 1”). The Company also plans to offer additional capacity for Linea DNA IVT templates as well as capacity for Linea DNA materials manufactured under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product, with availability expected during the second half of calendar year 2025, dependent upon the availability of future funding (“GMP Site 2”). GMP is a quality standard used globally and by the U.S. Food and Drug Administration (“FDA”) to ensure pharmaceutical quality.  Drug substances are the pharmaceutically active components of drug products. According to the Company’s internal modeling using currently projected unit pricing based on current pricing and market analysis, the Company believes that GMP Site 1 affords the Company a potential annual revenue opportunity of up to $20M at full capacity utilization, and GMP Site 2 affords the Company a potential annual revenue opportunity of up to $63M at full capacity utilization. This potential revenue opportunity may not be realized and is not indicative of profit.

Segment Business Strategy

Our business strategy for our Therapeutic DNA Production Services is to capitalize upon the rapid growth of mRNA therapies in the near term via our planned near term future availability of Linea DNA IVT templates manufactured under GMP at our GMP Site 1, while at the same time laying the basis for additional clinical and commercial applications of Linea DNA with our future planned availability of Linea DNA manufactured under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product at planned GMP Site 2. Planned GMP Site 2 may also be used for additional Linea DNA IVT template manufacturing if customer demand exceeds the capacity of GMP Site 1. Our current plan is: (i) through our Linea IVT platform and planned near term future GMP manufacturing capabilities for IVT templates at GMP Site 1 to secure commercial-scale supply contracts with clinical and commercial mRNA and/or self-amplifying mRNA (“sa-RNA”) manufacturers for Linea DNA IVT templates and/or Linea RNAP as critical starting materials; (ii) to utilize our current GLP production capacity for non-IVT template applications to secure supply and/or development contracts with pre-clinical therapy developers that use DNA in their therapy manufacturing, and (iii) upon our development of our planned future Linea DNA production under GMP suitable for use as, or incorporation into, a biologic, drug substance and/or drug product at planned GMP Site 2, to convert existing and new Linea DNA customers into large-scale supply  contracts to supply Linea DNA for clinical and commercial use as, or incorporation into, a biologic, drug substance and/or drug product in a wide range of nucleic acid therapies. Until we complete our GMP Site 1 to produce DNA critical starting materials (DNA IVT templates) for mRNA manufacturing, we will not be able to realize significant revenues from this business. We estimate the cost of creating GMP Site 1 will be approximately $1.5 million. If we were to expand our facilities to enable GMP production of Linea DNA for use as, or incorporation, into a biologic, drug substance and/or drug product as planned for GMP Site 2, the cost may be up to approximately $10 million which would require additional funding. We are currently building GMP Site 1 within our existing laboratory space. We anticipate that GMP Site 2 would require us to acquire additional space.

In addition, we plan to leverage our Therapeutic DNA Production Services and deep knowledge of PCR to develop and monetize, ourselves or with strategic partners, one or more Linea DNA-based therapeutic or prophylactic vaccines for high-value veterinary health indications (collectively “Linea DNA Vaccines”). We currently seek to commercialize our Linea DNA Vaccines in conjunction with lipid nanoparticle (“LNP”) encapsulation to facilitate intramuscular (“IM”) administration. We have recently demonstrated in vitro and in vivo (mice studies) expression of generic reporter proteins via Linea DNA encapsulated by LNPs. For the in vivo study, successful expression of the LNP-encapsulated Linea DNA was administered and achieved via IM injection. We believe that our Linea DNA Vaccines under development provide a substantial advantage over plasmid DNA-based vaccines for the veterinary health market.

MDx Testing Services

Through ADCL, we leverage our expertise in DNA and RNA detection via PCR to provide and develop clinical molecular diagnostics and genetic (collectively “MDx”) testing services. ADCL is a NYSDOH clinical laboratory improvement amendments-certified laboratory which is currently permitted for virology. Permitting for genetics (molecular) is currently pending with the NYSDOH. In providing MDx Testing Services, ADCL employs its own or third-party molecular diagnostic tests.

We have successfully validated internally our pharmacogenomics testing services (the “PGx Testing Services”). Our PGx Testing Services will utilize a 120-target PGx panel test to evaluate the unique genotype of a specific patient to help guide the patient’s healthcare provider in making individual drug therapy decisions. Our PGx Testing Services are designed to interrogate DNA targets on over 33 genes and provide genotyping information relevant to certain cardiac, mental health, oncology, and pain management drug therapies. Our PGx Testing Services cannot commence until we receive approval from the NYSDOH.

On March 22, 2023, we submitted our validation package to the NYSDOH for our PGx Testing Services. On September 21, 2023, we received a first set of comments from NYSDOH requesting additional data and clarifications. A response was submitted to NYSDOH on November 17, 2023.  On December 26, 2023, we received a second set of comments from NYSDOH requesting additional data and clarifications to which a response was submitted on February 23, 2024. A third set of comments was received from NYSDOH on March 29, 2024. A response must be filed by May 28, 2024. Currently, the timing of any approval by NYSDOH for our PGx Testing Services is unclear. Recently published studies show that population-scale PGx enabled medication management can significantly reduce overall population healthcare costs, reduce adverse drug events, and increase overall population wellbeing. These benefits can result in significant cost savings to large entities and self-insured employers, the latter accounting for approximately 65% of all U.S. employers in 2022. If and when approved by the NYSDOH, we plan to leverage our PGx Testing Services to provide PGx testing services to large entities, self-insured employers and healthcare providers.

Historically, the majority of our revenue attributable to our MDx Testing Services has been derived from our safeCircle® COVID-19 testing solutions, for which testing demand has significantly declined commencing in our fiscal third quarter of 2023, resulting in substantially reduced revenues. We expect future demand for COVID-19 testing to continue to be reduced and we may terminate COVID-19 testing services in the future.

DNA Tagging and Security Products and Services

By leveraging our expertise in both the manufacture and detection of DNA via PCR, our DNA Tagging and Security Products and Services allow our customers to use non-biologic DNA tags manufactured on our Linea DNA platform to mark objects in a unique manner and then identify these objects by detecting the absence or presence of the DNA tag. The Company’s core DNA Tagging and Security Products and Services, which are marketed collectively as a platform under the trademark CertainT®, include:

●	SigNature® Molecular Tags, which are short non-biologic DNA taggants produced by the Company’s Linea DNA platform, provide a methodology to authenticate goods within large and complex supply chains with a focus on cotton, nutraceuticals and other products.

●	SigNify® portable DNA readers and SigNify consumable reagent test kits provide definitive real-time authentication of the Company’s DNA tags in the field.

●	fiberTyping® and other product genotyping services use PCR-based DNA detection to determine a cotton species or cultivar, via a product’s naturally occurring DNA sequence for the purposes of product provenance authentication.

●	Isotopic analysis testing services, provided in partnership with third-party labs, use cotton’s carbon, hydrogen and oxygen elements to indicate origin of its fiber through finished goods.

To date, our largest commercial application for our DNA Tagging and Security Products and Services is in the tracking and provenance authentication of cotton.

Our business plan is to leverage consumer and governmental awareness for product traceability to expand our existing partnerships and seek new partnerships for our DNA Tagging and Security Products and Services with a focus on cotton.

FDA Publishes Final Rule on Laboratory Developed Tests

As an LDT, our MDx Testing Services are currently subject to enforcement discretion by the FDA.  On April 29, 2024, however, the FDA published a final rule on LDTs, in which FDA outlines its plans to end enforcement discretion for many LDTs in five stages over a four-year period.  In Phase 1 (effective May 6, 2025), clinical laboratories running LDTs will be required to comply with medical device (adverse event) reporting and correction/removal reporting requirements, as well as requirements for maintenance of complaint files under the FDA’s quality systems regulation (QSR).  In Phase 2 (effective May 6, 2026), clinical laboratories will be required to comply with all other device requirements (e.g., registration/listing, labeling, investigational use), except for the remaining QSR requirements and premarket review.  In Phase 3 (effective May 6, 2027), clinical laboratories will be required to comply with all remaining QSR requirements.  In Phase 4 (effective ~November 6, 2027), clinical laboratories will be required to comply with premarket review requirements for high-risk tests (i.e., tests subject to the premarket approval (PMA) requirement).  Finally, in Phase 5 (effective May 6, 2028), clinical laboratories will be required to comply with premarket review requirements for moderate- and low-risk tests (i.e., tests subject to the de novo or 510(k) requirement).

Under the final rule, several types of tests will be eligible for some degree of continued enforcement discretion, including LDTs approved by NYSDOH. FDA notes, however, that it retains discretion to pursue enforcement action for violations of the FDCA at any time and intends to do so when appropriate. FDA further explains that it may update any of the enforcement discretion policies set forth in the final rule as circumstances warrant or if the circumstances that inform those policies change, consistent with FDA’s good guidance practices. Based on our current analysis of the FDA final rule, and assuming the final rule goes into effect without modification, we believe that ADCL’s current and future NYSDOH approved LDTs, which includes our under development PGx Testing Services, will be exempt from FDA premarket review requirements but will remain subject to the requirements of Phases 1 through 3.

Recent Developments

Special Meeting of Stockholders

On April 15, 2024, we held a special meeting of stockholders (the “Special Meeting”) pursuant to which our stockholders approved the following: (i) in accordance with Nasdaq Listing Rule 5635(d), the issuance to certain holders of common stock purchase warrants in connection with a private placement; (ii) in accordance with Nasdaq Listing Rule 5635(d), the repricing of certain of our common stock purchase warrants; (iii) a grant of discretionary authority to the Board of Directors giving them the authority to amend the Company’s certificate of incorporation, as amended, to effect a reverse stock split of common stock, at a ratio in the range from one-for-five to one-for-fifty, with such specific ratio to be determined by the Company’s Board of Directors following the Special Meeting (the “Reverse Split Proposal”) in order to regain compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in the Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”); and (iv) an amendment to the Company’s 2020 Equity Incentive Plan to increase the number of authorized shares of common stock reserved for issuance by 200,000 shares.

Reverse Stock Split

As discussed above, on April 15, 2024, we held the Special Meeting where our stockholders approved the Reverse Split Proposal.

The reverse stock split was effected at 12:01 a.m. Eastern Time on Thursday, April 25, 2024 and combined each twenty shares of our outstanding common stock into one share of common stock, without any change in the par value per share. Moreover, the reverse stock split correspondingly adjusted, (i) the per share exercise price and the number of shares issuable upon the exercise of all outstanding options, and (ii) the number of shares underlying any of our outstanding warrants by adjusting the conversion ratio for each instrument and increasing the applicable exercise price or conversion price in accordance with the terms of each instrument and based on the reverse stock split ratio. No fractional shares were issued in connection with the reverse stock split. Any fractional shares resulting from the reverse stock split were rounded up to the nearest whole share. The reverse stock split resulted in a reduction of our outstanding shares of common stock from 17,261,343 to 863,068 shares.

Nasdaq Notification

On May 9, 2024, the Company received a written notification from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the closing bid price of its common stock had exceeded $1.00 per share for 10 consecutive trading days, and as a result, the Company had regained compliance with the Minimum Bid Price Requirement.

On May 16, 2024, the Company received a deficiency letter (the “Letter”) from the Nasdaq Staff notifying the Company that it is not in compliance with the minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). In the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, the Company reported stockholders’ equity of ($175,385), which was below the Stockholders’ Equity Requirement.

In accordance with Nasdaq rules, the Company has 45 calendar days, or until July 1, 2024, to submit a plan to the Staff to regain compliance (the “Compliance Plan”) with the Stockholders’ Equity Requirement. If the Compliance Plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the Letter for the Company to evidence compliance.

The Company must submit a Compliance Plan to the Staff on or before July 1, 2024 and is considering available options to regain compliance with the Stockholders’ Equity Requirement. However, there is no assurance that the Company will be successful in developing the Compliance Plan, that the Compliance Plan will be accepted by Nasdaq, or even if it is accepted, that the Company will ultimately be able to regain compliance with the Stockholders’ Equity Requirement within the allotted extension period, which may be less than 180 calendar days.

Receipt of the Letter described above from Nasdaq has no immediate effect on the listing of the Company’s common stock.

Company Information

We are a Delaware corporation, which was initially formed in 1983 under the laws of the State of Florida as Datalink Systems, Inc. In 1998, we reincorporated in the State of Nevada, and in 2002, we changed our name to our current name, Applied DNA Sciences, Inc. On December 17, 2008, we reincorporated from the State of Nevada to the State of Delaware.

Our corporate headquarters are located at the Long Island High Technology Incubator at Stony Brook University in Stony Brook, New York, where we have established laboratories for the manufacture and detection of nucleic acids (DNA and RNA) to support our various business units. In addition, this location also houses our NYSDOH CLEP-permitted, Clinical Laboratory Improvement Amendments (“CLIA”)-certified clinical laboratory where we perform MDx Testing Services. The mailing address of our corporate headquarters is 50 Health Sciences Drive, Stony Brook, New York 11790, and our telephone number is (631) 240-8800.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock.

Risk Factor Summary

This summary does not address all of the risks that we face. Additional discussions of the risks summarized in this risk factor summary, and other risks that we face, can be found below and should be carefully considered, together with other information in this prospectus and the documents incorporated by reference herein before making investment decisions.

●	We have produced limited revenue. This makes it difficult to evaluate our future prospects and increase the risk that we will not be successful.

●	There is substantial doubt relating to our ability to continue as a going concern.

●	Our opportunities to work with customers to develop pharmaceuticals and biologics will require substantial additional funding. Our customers may not be successful in their efforts to create a pipeline of product candidates, to develop commercially successful products, or to develop commercially successful biologic production.

●	We may not successfully implement our business strategies, including achieving our growth objectives.

●	We may require additional financing which may in turn require the issuance of additional shares of common stock, preferred stock or other debt or equity securities (including convertible securities) and which would dilute the ownership held by or stockholders.

●	Our operating results have been and could be adversely affected by a reduction in business with our significant customers.

●	We may encounter difficulties in managing our growth and these difficulties could impair our profitability.

●	Our current emphasis on Therapeutic DNA Production Services may reduce our ability to maintain and expand our existing MDX Testing Services and DNA Tagging and Security Products and Services businesses.

●	If in the future our MDX Testing Services and DNA Tagging and Security Products and Services businesses do not generate significant cash flows, we may not have sufficient capital to develop, commercialize and have our customers adopt our Therapeutic DNA Production Services.

●	If we are unable to expand our DNA manufacturing capacity, we could lose revenue and our business could suffer.

●	Rapidly changing technology and extensive competition in synthetic biology could make the services or products we are developing obsolete or non-competitive unless we continue to develop new and improved services or products and pursue new market opportunities.

●	Pharmaceutical, diagnostic and biologic products and/or services are highly complex, and if we or our collaborators and customers are unable to provide quality and timely offerings to our respective customers, our business could suffer.

●	We will need to develop and maintain manufacturing facilities that meet GMP.

●	Pharmaceutical and biologic-related revenue will be dependent on our collaborators’ and customers’ demand for our manufacturing services.

●	We may be unable to consistently manufacture or source our products to the necessary specifications or in quantities necessary to meet demand on a timely basis and at acceptable performance and cost levels.

●	The markets for drug and biologic candidates and synthetic DNA are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

●	The markets for our supply chain security and product authentication solutions are very competitive, and we may be unable to continue to compete effectively in these industries in the future.

●	We compete with life science, pharmaceutical and biotechnology companies, some of whom are our customers, who are substantially larger than we are and potentially capable of developing new approaches that could make our products and technology obsolete or develop their own internal capabilities that compete with our products.

●	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products, services and brand.

●	Pharmaceutical and biologic-related revenue is generally dependent on regulatory approval, oversight and compliance.

●	If the FDA were to begin to enforce regulation of laboratory-developed tests (“LDTs”), we could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements in respect of MDx Testing Services.

●	If we fail to comply with laboratory licensing requirements, we could lose the ability to offer our MDx Testing Services or experience disruptions to our business.

●	If we fail to comply with healthcare laws, we could face substantial penalties and our business, operations and financial conditions could be adversely affected.

●	If we are unable to continue to retain the services of Dr. Hayward, we may not be able to continue our operations.

●	We may have conflicts of interest with our affiliates and related parties, and in the past we have engaged in transactions and entered into agreements with affiliates that were not negotiated at arms’ length.

●	There are a large number of shares of common stock underlying our outstanding options and warrants and the sale of these shares may depress the market price of our common stock and cause immediate and substantial dilution to our existing stockholders.

●	We have received a deficiency letter from the Nasdaq Staff notifying us that we are not in compliance with the minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market and no assurance can be given that we will be able to maintain our Nasdaq listing.

●	The reverse stock split to regain compliance with Nasdaq’s Minimum Bid Price Requirement, which was effected on Thursday, April 25, 2024, may adversely impact the market price of our common stock.

●	The reverse stock split may decrease the liquidity of our common stock and as a result our common stock may not satisfy the investing requirements of new investors, including institutional investors.

●	The effective increase in the number of shares of our common stock available for issuance as a result of our reverse stock split could result in further dilution to our existing stockholders and have anti-takeover implications.

●	In addition to the above key factors, as well as other variables affecting our operating results and financial condition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Summary of the Offering

Units being offered	5,911,330 Units at the assumed public offering price of $2.03 per Unit (the last reported sale price of our common stock on The Nasdaq Capital Market on May 23, 2024) on a “best-efforts” basis. Each Unit will consist of one share of common stock (or Pre-Funded Warrant to purchase one share of our common stock in lieu thereof), one Series A Warrant to purchase one share of common stock and one Series B Warrant to purchase one share of common stock. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and Pre-Funded Warrants, if any, can each be purchased in this offering only with the accompanying Series A Warrants and Series B Warrants as part of Units, but the components of the Units will be immediately separable and will be issued separately in this offering.

Units, including Pre-Funded Warrants, offered by us in this offering	We are also offering to each purchaser whose purchase of Units consisting of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Units, including Pre-Funded Warrants, in lieu of shares of common stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Subject to limited exceptions, a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-Funded Warrant will be exercisable for one share of our common stock. The purchase price of each Unit including a Pre-Funded Warrant will equal the price per Unit in which the shares of common stock and accompanying Series Warrants are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-Funded Warrant will be $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-Funded Warrants sold in this offering. For each Pre-Funded Warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

Description of Series Warrants	Each Unit includes one share of common stock, or one Pre-Funded Warrant in lieu of one share of common stock, one Series A Warrant and one Series B Warrant. Each Series A Warrant will become exercisable beginning on the date of the Warrant Stockholder Approval at a price of $ per share and will expire five years from the date of Warrant Stockholder Approval, and each Series B Warrant will become exercisable beginning on the date of the Warrant Stockholder Approval at a price of $ per share, or pursuant to an alternate cashless exercise option, and will expire one year from the date of Warrant Stockholder Approval. The Series B Warrants contain an alternative cashless exercise option, the Series A Warrants contain certain anti-dilution provisions and both the Series A and Series B Warrants contain a reverse stock split provision which requires the Company to effect a reverse stock split under certain circumstances. See “Description of Securities — Series Warrants.” This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series Warrants.

Description of Placement Agent Warrants	Pursuant to this prospectus, we will issue to the Co-Placement Agents (or their respective designees) warrants to purchase shares equal to 5.0% of the number of Units being offered in this offering at an exercise price equal to that of the Series Warrants and with an expiration date of five years from the commencement of sales as part of the compensation payable to the Co-Placement Agents in connection with this offering (the “Placement Agent Warrants”). See “Plan of Distribution” on page 23 of this prospectus. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Placement Agent Warrants.

Common stock outstanding prior to this offering	984,728 shares.

Common stock to be outstanding after this offering	6,896,058 shares (assuming no sale of any Pre-Funded Warrants and assuming none of the Series Warrants or Placement Agent Warrants issued in this offering are exercised).

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $10.8 million, after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Series Warrants. We intend to use the net proceeds from the sale of the securities for the further development of our Therapeutic DNA Production and MDx Testing Services, as well as general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us. See “Use of Proceeds” on page 16 of this prospectus.

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” on page 12 of this prospectus and the documents incorporated by reference herein before deciding to invest in our securities.

Lock-up agreements	All of our executive officers and directors will enter into lock-up agreements in connection with the offering. Under these agreements, each of these persons may not, without the prior written approval of Craig-Hallum, offer, sell, contract to sell or otherwise dispose of or hedge common stock or securities convertible into or exchangeable for common stock, subject to certain exceptions. The restrictions contained in these agreements will be in effect for a period of 90 days after the date of the closing of this offering.

In addition, we have agreed to be subject to a lock-up period of one year following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we may not offer, sell, contract to sell or otherwise dispose of or hedge common stock or securities convertible into or exchangeable for common stock, subject to customary exceptions. However, this lock-up period shall terminate upon the earlier of 90 days after (i) the closing of this offering if the Warrant Stockholder Approval is obtained prior to 90 days after the closing of this offering and (ii) the date that Warrant Stockholder Approval is obtained. For more information, see “Plan of Distribution” on page 23 of this prospectus.

Market for common stock	Our common stock is listed on The Nasdaq Capital Market under the symbol “APDN.”

Listing of Pre-Funded Warrants and Series Warrants	We do not intend to list the Pre-Funded Warrants or the Series Warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the Pre-Funded Warrants and Series Warrants will be extremely limited.

The number of shares of our common stock to be outstanding after this offering is based on  984,728 shares of our common stock outstanding as of May 23, 2024, and excludes the following:

●	109,363 shares of common stock issuable upon exercise of options outstanding as of May 23, 2024, with a weighted average exercise price of $185.00 per share;

●	825,067 shares of common stock issuable upon exercise of warrants outstanding as of May 23, 2024, with a weighted average exercise price of $20.81 per share; and

●	267,355 shares of common stock reserved for future grant or issuance as of May 23, 2024, under our equity incentive plan.

Risk Factors

Investment in our securities, including our common stock, Series Warrants, and Pre-Funded Warrants, involves a high degree of risk. In addition to the risks and investment considerations discussed elsewhere in this prospectus, any document incorporated by reference herein or any “free writing prospectus” we have authorized in connection with this offering, the following factors should be carefully considered by anyone purchasing the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. We also update risk factors from time to time in our periodic reports on Forms 10-K, 10-Q and 8-K which will be incorporated by reference in this prospectus. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline and investors could lose all or a part of their investment. All of these risks could adversely affect our business, business prospects, results of operations, financial condition and cash flows.

See also the statements contained under the heading “Forward-Looking Statements.”

Risks Related to Our Business:

There is substantial doubt relating to our ability to continue as a going concern.

We have recurring net losses, which have resulted in an accumulated deficit of $308,255,808 as of March 31, 2024. We have incurred a net loss of $5,624,064 for the six months ended March 31, 2024. At March 31, 2024, we had cash and cash equivalents of $3,149,640. We have concluded that these factors raise substantial doubt about our ability to continue as a going concern for one year from the issuance of the financial statements. We will continue to seek to raise additional working capital through public equity, private equity or debt financings. If we fail to raise additional working capital, or do so on commercially unfavorable terms, it would materially and adversely affect our business, prospects, financial condition and results of operations, and we may be unable to continue as a going concern.  If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all.

We have received a deficiency letter from the Nasdaq Staff notifying us that we are not in compliance with the minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market and no assurance can be given that we will be able to maintain our Nasdaq listing.

On May 16, 2024, we received a deficiency letter from the Nasdaq Staff notifying us that we are not in compliance with the minimum stockholders’ equity requirement of at least $2,500,000 for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(1) (the “Stockholders’ Equity Requirement”). In our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, we reported stockholders’ equity of ($175,385), which was below the Stockholders’ Equity Requirement.

In accordance with Nasdaq rules, we have 45 calendar days, or until July 1, 2024, to submit a plan to the Staff to regain compliance (the “Compliance Plan”) with the Stockholders’ Equity Requirement. If the Compliance Plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the deficiency letter for the Company to evidence compliance.

The Company must submit a Compliance Plan to the Staff on or before July 1, 2024 and is considering available options to regain compliance with the Stockholders’ Equity Requirement. However, there is no assurance that the Company will be successful in developing the Compliance Plan, that the Compliance Plan will be accepted by Nasdaq, or even if it is accepted, that the Company will ultimately be able to regain compliance with the Stockholders’ Equity Requirement within the allotted extension period, which may be less than 180 calendar days.

Receipt of the Letter described above from Nasdaq has no immediate effect on the listing of the Company’s common stock.

Further, there can be no assurance that we will continue to meet Nasdaq’s other continued listing requirements. Our failure to meet such applicable listing criteria could result in the termination of the listing of our common stock on Nasdaq. In the event we are unable to have our shares traded on Nasdaq, our common stock could potentially trade on the OTCQX or the OTCQB, each of which is generally considered less liquid and more volatile than Nasdaq. Failure to maintain our listing on Nasdaq or on another national securities exchange could make it more difficult to trade our shares, could prevent our common stock from trading on a frequent and liquid basis, and could result in the market price of our common stock being less than it would be if we maintained our listing on Nasdaq or on another national securities exchange.

Risks Related to Our Reverse Stock Split:

We approved a reverse stock split to regain compliance with Nasdaq’s Minimum Bid Price Requirement, which was effected on Thursday, April 25, 2024 and which may adversely impact the market price of our common stock.

On December 1, 2023, we received a written notice (the “Notification Letter”) from Nasdaq’s Listing Qualifications Department notifying us that, based upon the closing bid price of our common stock for the last 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in the Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), and that, if at any time before May 29, 2024, the closing bid price of our common stock remained at or above $1.00 per share for a minimum of 10 consecutive business days, Nasdaq would provide written notification that we had regained compliance with the Minimum Bid Requirement.

On April 15, 2024, our stockholders approved the proposal in the Company’s Definitive Proxy Statement dated March 14, 2024 to grant discretionary authority to the Board of Directors to amend the Company’s Certificate of Incorporation to effect a reverse stock split within a range of one-for-five to one-for-fifty, if needed to meet the Minimum Bid Price Requirement. Subsequently, on April 21, 2024, our Board of Directors approved a reverse stock split at a ratio of one-for-twenty shares, which was effected at 12:01 a.m. Eastern Time on Thursday, April 25, 2024. On May 9, 2024, the Company received a written notification from Nasdaq’s Listing Qualifications Department notifying the Company that the closing bid price of its common stock had exceeded $1.00 per share for 10 consecutive trading days, and as a result, the Company had regained compliance with the Minimum Bid Price Requirement. There can be no assurance that our common stock will maintain market prices consistent with such reverse stock split and that we will remain in compliance with the Minimum Bid Price Requirement or any other Nasdaq continued listing requirement, and it is possible that the market price of our common stock will decline more than would have occurred in the absence of a reverse stock split.

The reverse stock split may decrease the liquidity of the shares of our common stock and the resulting market price of our common stock may not attract or satisfy the investing requirements of new investors, including institutional investors.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares outstanding following the reverse stock split. Additionally, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales. Moreover, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors, and there can be no assurance that the market price of our common stock will satisfy the investing requirements of these investors. Consequently, the trading liquidity of our common stock may not necessarily improve as a result of the reverse stock split.

The effective increase in the number of shares of our common stock available for issuance as a result of the reverse stock split may result in further dilution to our existing stockholders and have anti-takeover implications.

The reverse stock split alone had no effect on our authorized capital stock, and the total number of authorized shares remains the same as before the reverse stock split. The reverse stock split of our issued and outstanding shares increased the number of shares of our common stock (or securities convertible or exchangeable for our common stock) available for issuance. The additional available shares are available for issuance from time to time at the discretion of the Company’s Board of Directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock.

Additionally, the effective increase in the number of authorized shares could, under certain circumstances, have anti-takeover implications. For example, the additional shares of common stock that have become available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. Although our reverse stock split is prompted by other considerations and not by the threat of any hostile takeover attempt, stockholders should be aware that our reverse stock split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

In addition, we may need to effect an additional reverse stock split as a result of this offering. If at any time the Series A Warrants or Series B Warrants are outstanding and the Company receives notice from the Nasdaq Listing Qualifications Department that the Company is failing to satisfy the $1.00 minimum bid requirement (the “Trigger Date”), then the Company has covenanted to take all necessary steps to obtain the necessary consents and approvals to undertake a reverse stock split after such Trigger Date and shall, prior to the effectiveness of any delisting notice issued by Nasdaq, effect such reverse stock split. Any such issuance of additional shares of our common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock.

Risks Related to this Offering:

This is a best-efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Co-Placement Agents have agreed to use their best efforts to solicit offers to purchase the securities in this offering. The Co-Placement Agents have no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Management will have broad discretion as to the use of proceeds from this offering and we may use the net proceeds in ways with which you may disagree.

We intend to use the net proceeds of this offering for the further development of our Therapeutic DNA Production and MDx Testing Services, as well as general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management on the use of net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

The public offering price will be set by our Board of Directors and does not necessarily indicate the actual or market value of our common stock.

Our Board of Directors will approve the public offering price and other terms of this offering after considering, among other things: the number of shares authorized in our Certificate of Incorporation; the current market price of our common stock; trading prices of our common stock over time; the volatility of our common stock; our current financial condition and the prospects for our future cash flows; the availability of and likely cost of capital of other potential sources of capital; the characteristics of interested investors and market and economic conditions at the time of the offering. The public offering price is not intended to bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. The public offering price may not be indicative of the fair value of the common stock.

If you purchase the common stock or Pre-Funded Warrants sold in this offering, you will experience immediate dilution as a result of this offering and future equity issuances.

Because the price per share of our Units being offered is higher than the book value per share of our common stock, you will suffer immediate substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” of this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock and Pre-Funded Warrants in this offering. The issuance of additional shares of our common stock in future offerings could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

There is no public market for the Pre-Funded Warrants or Series Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants or Series Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Series Warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the Pre-Funded Warrants or Series Warrants will be limited.

Holders of Pre-Funded Warrants or Series Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants or Series Warrants and acquire our common stock.

Until holders of Pre-Funded Warrants or Series Warrants acquire shares of our common stock upon exercise of the Pre-Funded Warrants or Series Warrants, as applicable, holders of Pre-Funded Warrants or Series Warrants will have no rights with respect to the shares of our common stock underlying such Pre-Funded Warrants or Series Warrants. Upon exercise of the Pre-Funded Warrants or Series Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could discourage an acquisition of us by a third party.

In addition to the discussion of the provisions of our Certificate of Incorporation, certain provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. Such Series Warrants and Pre-Funded Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Series Warrants and Pre-Funded Warrants. Further, the Series Warrants and Pre-Funded Warrants provide that, in the event of certain transactions constituting “fundamental transactions,” with some exception, holders of such the Series Warrants and Pre-Funded Warrants will have the right, at their option, to require us to repurchase such the Series Warrants and Pre-Funded Warrants at a price described in the Series Warrants and Pre-Funded Warrants. These and other provisions of the Series Warrants and Pre-Funded Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

We may be required to repurchase certain of our warrants.

Certain of our warrants sold privately that have registration rights, in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the warrant for a purchase price in cash equal to the Black Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

The Series Warrants may not have any value.

Each Series Warrant will have an exercise price of $             per share of common stock. The Series A Warrants will expire five years from the date of Warrant Stockholder Approval and the Series B Warrants will expire one year from the date of Warrant Stockholder Approval. In the event our common stock price does not exceed the exercise price of the Series Warrants during the period when the Series Warrants are exercisable, the Series Warrants may not have any value.

Stockholders may suffer substantial dilution if certain provisions in the Series Warrants are utilized.

If the Series B Warrants are exercised by way of an alternative cashless exercise, assuming receipt of Warrant Stockholder Approval, such exercising holder will receive three shares of Common Stock for each Series B Warrant they exercise, without any cash payment to us.

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, at an effective price per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest volume weighted average price (VWAP) during the five consecutive trading days immediately following such dilutive issuance or announcement thereof, and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

Further, if at any time the Series A Warrants or Series B Warrants are outstanding and the Company receives notice from the Nasdaq Listing Qualifications Department that the Company is failing to satisfy the $1.00 minimum bid requirement, then the Company has covenanted to take all necessary steps to obtain the necessary consents and approvals to undertake a reverse stock split after such Trigger Date and shall, prior to the effectiveness of any delisting notice issued by Nasdaq, effect such reverse stock split.

If any of the above provisions in the Series Warrants are utilized, our stockholders may suffer substantial dilution.

We will likely not receive any additional funds upon the exercise of the Series B Warrants.

The Series B Warrants may be exercised by way of an alternative cashless exercise, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares equal to the number of Series B Warrants being exercised multiplied by three. Accordingly, we will likely not receive any additional funds upon the exercise of the Series B Warrants.

The exercisability of the Series Warrants is contingent upon us obtaining the Warrant Stockholder Approval. If we do not obtain such Warrant Stockholder Approval, the Series Warrants may never become exercisable.

The Series Warrants are not immediately exercisable, as their exercisability is contingent upon us obtaining Warrant Stockholder Approval. The Series Warrants will become exercisable upon Warrant Stockholder Approval and will expire on the five-year anniversary of such date with respect to the Series A Warrants, and on the one-year anniversary of such date with respect to the Series B Warrants. While we intend to promptly seek Warrant Stockholder Approval for these mechanisms, there is no guarantee that it will ever be obtained. In the event that we cannot obtain Warrant Stockholder Approval, the Series Warrants may never become exercisable. If we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will have no value.

We have agreed to hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practicable date after the date hereof, but in no event later than ninety days after the closing of the offering, in order to obtain Warrant Stockholder Approval. There is no guarantee we will be able to hold a special meeting within this timeframe, or at all.

Risks Relating to Manufacturing, Development, and Industries:

If the FDA implements its plans to regulate LDTs, we could incur substantial costs and delays associated with trying to obtain pre-market clearance or approval and costs associated with complying with post-market requirements.

As an LDT, our MDx Testing Services are currently subject to enforcement discretion by the FDA.  On April 29, 2024, however, the FDA published a final rule on LDTs, in which FDA outlines its plans to end enforcement discretion for many LDTs in five stages over a four-year period.  In Phase 1 (effective May 6, 2025), clinical laboratories running LDTs will be required to comply with medical device (adverse event) reporting and correction/removal reporting requirements, as well as requirements for maintenance of complaint files under the FDA’s quality systems regulation (QSR).  In Phase 2 (effective May 6, 2026), clinical laboratories will be required to comply with all other device requirements (e.g., registration/listing, labeling, investigational use), except for the remaining QSR requirements and premarket review.  In Phase 3 (effective May 6, 2027), clinical laboratories will be required to comply with all remaining QSR requirements.  In Phase 4 (effective ~November 6, 2027), clinical laboratories will be required to comply with premarket review requirements for high-risk tests (i.e., tests subject to the premarket approval (PMA) requirement).  Finally, in Phase 5 (effective May 6, 2028), clinical laboratories will be required to comply with premarket review requirements for moderate- and low-risk tests (i.e., tests subject to the de novo or 510(k) requirement).

Under the final rule, several types of tests will be eligible for some degree of continued enforcement discretion, including LDTs approved by NYSDOH. FDA notes, however, that it retains discretion to pursue enforcement action for violations of the FDCA at any time and intends to do so when appropriate. FDA further explains that it may update any of the enforcement discretion policies set forth in the final rule as circumstances warrant or if the circumstances that inform those policies change, consistent with FDA’s good guidance practices. Based on our current analysis of the FDA final rule, and assuming the final rule goes into effect without modification, we believe that ADCL’s current and future NYSDOH approved LDTs, which includes our under development PGx Testing Services, will be exempt from FDA premarket review requirements but will remain subject to the requirements of Phases 1 through 3.

Congress is also working on legislative language that would clarify FDA’s authority with respect to LDTs – and if enacted, would potentially supersede the final rule.  In this regard, the “Verifying Accurate Leading-edge IVCT Development Act,” or VALID Act, was most recently introduced in March 2023.  The bill proposes a risk-based approach that would subject many LDTs to FDA regulation by creating a new in vitro clinical test, or IVCT, category of regulated products. As proposed, the bill would grandfather many existing LDTs from the proposed premarket approval, quality systems, and labeling requirements, respectively, but would require such tests to comply with other regulatory requirements (e.g., registration/listing, adverse event reporting). To market a high-risk IVCT, reasonable assurance of analytical and clinical validity for the intended use would be needed to be established. Under VALID, a precertification process would be established that would allow a laboratory to establish that the facilities, methods, and controls used in the development of its IVCTs meet quality system requirements. If pre-certified, low-risk IVCTs developed by the laboratory and falling within the scope of FDA’s precertification order would not be subject to test-specific pre-market review. The new regulatory framework would include quality control and post-market reporting requirements. The FDA would have the authority to withdraw approvals for IVCTs for various reasons, including (for example) if there were a reasonable likelihood that the test would cause death or serious adverse health consequences. However, we cannot predict if this (or any other bill) will be enacted in its current (or any other) form and cannot quantify the effect of such proposals on our business.

To the extent that FDA ultimately regulates certain LDTs, whether via final rule, final guidance, or as instructed by Congress, our LDTs may be subject to certain additional regulatory requirements. Complying with the FDA’s requirements may be expensive, time-consuming, and subject us to significant or unanticipated delays. Insofar as we may be required to obtain premarket clearance or approval to perform or continue performing an LDT, we cannot assure you that we will be able to obtain such authorization. Even if we obtain regulatory clearance or approval where required, such authorization may not be for the intended uses that we believe are commercially attractive or are critical to the commercial success of our tests. As a result, the application of the FDA’s requirements to our tests could materially and adversely affect our business, financial condition, and results of operations.

Failure to comply with applicable FDA regulatory requirements may trigger a range of enforcement actions by the FDA including warning letters, civil monetary penalties, injunctions, criminal prosecution, recall or seizure, operating restrictions, partial suspension or total shutdown of operations, and denial of or challenges to applications for clearance or approval, as well as significant adverse publicity.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $10.8 million, assuming a public offering price of $2.03 per Unit and the sale of all the securities offered under this prospectus, after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Series Warrants. However, this is a best efforts offering with no minimum number of securities or amount of proceeds as a condition to closing, and we may not sell all or any of these securities offered pursuant to this prospectus; as a result, we may receive significantly less in net proceeds. We will only receive additional proceeds from the exercise of the Series A Warrants issuable in connection with this offering if Warrant Stockholder Approval is obtained and such Series A Warrants are exercised at their exercise price of $           and the holders of such Series A Warrants pay the exercise price in cash upon such exercise. We will only receive additional proceeds from the exercise of the Series B Warrants issuable in connection with this offering if Warrant Stockholder Approval is obtained and such Series B Warrants are exercised at their exercise price of $       and the holders of such Series B Warrants pay the exercise price in cash upon such exercise. Such proceeds with respect to the Series A Warrants and Series B Warrants could not exceed, in the aggregate, $           million.

The foregoing discussion assumes no sale of Pre-Funded Warrants.

We intend to use the net proceeds from this offering for the further development of our Therapeutic DNA Production Services and MDx Testing Services, as well as general corporate purposes, which may include research and development expenses, capital expenditures, working capital and general and administrative expenses, and potential acquisitions of or investments in businesses, products and technologies that complement our business, although we have no present commitments or agreements to make any such acquisitions or investments as of the date of this prospectus. Pending these uses, we intend to invest the funds in short-term, investment grade, interest-bearing securities. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot currently allocate specific percentages of the net proceeds that we may use for the purposes specified above, and we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds from this offering.

Market Price of our Common Stock and Related Stockholder Matters

Market Information

Our common stock is listed on The Nasdaq Stock Market under the symbol “APDN.” A description of the common stock that we are issuing in this offering is set forth under the heading “Description of Securities” beginning on page 19 of this prospectus. We do not intend to apply for the listing of the Pre-Funded Warrants or Series Warrants that are part of this offering on any national securities exchange.

The last reported sale price for our common stock on May 23, 2024 was $2.03 per share.

Holders

As of May 23, 2024, we had 269 record holders of our common stock, and no preferred stock issued and outstanding. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock and publicly traded warrants is Equiniti Trust Company, LLC, located at 90 Park Avenue, New York, NY 10016.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

Capitalization

The following table sets forth our capitalization as of March 31, 2024:

●	on an actual basis; and

●	on a pro forma, as adjusted basis, after giving effect to the application of the net proceeds of this offering and after deducting the Placement Agent fees and estimated offering expenses payable by us.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by “Use of Proceeds” above, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements incorporated by reference in this prospectus. See “The Offering” in this prospectus for information relating to the expected number of shares of our common stock to be outstanding after this offering. Our capitalization following the closing of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

	As of March 31, 2024
	Actual	Pro Forma, As Adjusted for this Offering*
Cash and cash equivalents	$3,149,640	$13,982,063
Stockholders’ (Deficit) Equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of March 31, 2024	-	-
Series A Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares outstanding as of March 31, 2024	-	-
Series B Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares outstanding as of March 31, 2024	-	-
Common stock, $0.001 par value per share; 200,000,000 shares authorized; 863,068 shares issued and outstanding as of March 31, 2024	864	6,775
Additional paid-in capital	308,206,796	319,033,308
Accumulated deficit	(308,255,808)	(308,255,808)
Total Stockholders’ (Deficit) Equity	$(48,148)	$10,784,275

*Assumes a $12,000,000 capital raise with net cash proceeds of approximately $10,832,400; number of shares derived by dividing closing stock price on May 23, 2024 of $2.03. Each $1.00 increase (decrease) in the assumed public offering price per share would increase (decrease) the amount of cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $5,911,330, assuming the number of securities offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the Placement Agent fee and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 1.0 million Units offered by us would increase (decrease) the as adjusted amount of cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $2,030,000, assuming the assumed public offering price remains the same, and after deducting the Placement Agent fee and estimated offering expenses payable by us.

The discussion and table above are based on the 863,068 shares of our common stock outstanding as of March 31, 2024, and excludes the following:

●	109,363 shares of common stock issuable upon exercise of options outstanding as of March 31, 2024, with a weighted average exercise price of $184.60 per share;

●	945,867 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2024, with a weighted average exercise price of $18.20 per share;

●	267,355 shares of common stock reserved for future grant or issuance as of March 31, 2024, under our equity incentive plan; and

Dilution

If you invest in our common stock and/or Pre-Funded Warrants in this offering, your ownership interest will be diluted immediately to the extent of the difference between the assumed public offering price per share of our common stock underlying the Units and the as adjusted net tangible book value per share of our common stock after this offering. Our net tangible book value as of March 31, 2024 was approximately $2.5 million, or $2.86 per share of our common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.

After giving effect to the sale of Units in this offering at the assumed public offering price of $2.03 per share (the last reported sale price of our common stock on The Nasdaq Capital Market on May 23, 2024), and after deducting the Placement Agent fee and estimated offering expenses payable by us, and excluding the proceeds, if any, from the cash exercise of the Series Warrants issued in this offering and assuming no Pre-Funded Warrants are issued in this offering, our as adjusted net tangible book value as of March 31, 2024 would have been $13,304,063, or $1.96 per share of common stock. This represents an immediate decrease in as adjusted net tangible book value of $0.90 per share to our existing stockholders, and an immediate dilution of $0.07 per share to new investors purchasing securities in this offering at the assumed public offering price. The final public offering price will be determined between us, the Co-Placement Agents and investors in the offering and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share and accompanying Series Warrants		$2.03
Historical net tangible book value per share as of March 31, 2024	$2.86
Pro forma decrease in net tangible book value per share attributable to investors in this offering	$(0.90)
As adjusted net tangible book value per share after giving effect to this offering		$1.96
Dilution per share to investors participating in this offering		$0.07

A $1.00 increase in the assumed public offering price of $2.03 per share, which is the last reported sale price of our common stock on The Nasdaq Capital Market on May 23, 2024, would result in a decrease in our as adjusted net tangible book value per share after this offering by approximately $0.10 and the dilution per share to new investors purchasing shares in this offering by $0.27 assuming the number of securities offered by us as set forth on the cover page of this prospectus remains the same, and after deducting the Placement Agent fee and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering price of $2.03 per share, which is the last reported sale price of our common stock on The Nasdaq Capital Market on May 23, 2024, would result in a decrease in our as adjusted net tangible book value per share after this offering by approximately $1.80 and the dilution per share to new investors purchasing shares in this offering by $0.03 assuming the number of securities offered by us as set forth on the cover page of this prospectus remains the same, and after the Placement Agent fee and estimated offering expenses payable by us. We may also increase or decrease the number of securities to be issued in this offering. Each increase (decrease) of 1.0 million Units offered by us would increase (decrease) our as adjusted net tangible book value per share and the dilution per share to new investors purchasing securities in this offering by $0.08 assuming that the assumed public offering price remains the same, and after deducting the Placement Agent fee and estimated offering expenses payable by us. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the Co-Placement Agents at pricing.

The foregoing discussion and table do not take into account further dilution to investors in this offering that could occur upon the exercise of outstanding options and warrants, including the Pre-Funded Warrants and Series Warrants offered in this offering, having a per share exercise price less than the public offering price per share in this offering. The foregoing discussion and table also does not take into account any “alternative cashless exercises” of the Series B Warrants, pursuant to which the aggregate number of shares issuable in such alternative cashless exercise would be equal to the number of Series B Warrants being exercised multiplied by three.

The discussion and table above are based on the 863,068 shares of our common stock outstanding as of March 31, 2024, and excludes the following:

●	109,363 shares of common stock issuable upon exercise of options outstanding as of March 31, 2024, with a weighted average exercise price of $184.60 per share;

●	945,867 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2024, with a weighted average exercise price of $18.20 per share;

●	267,355 shares of common stock reserved for future grant or issuance as of March 31, 2024, under our equity incentive plan; and

The discussion and table above assume no sale of Pre-Funded Warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis.

To the extent that our outstanding options or warrants are exercised, new options are issued under our equity incentive plan, or additional shares of our common stock are issued in the future, there may be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

Description of Securities

The following description of our common stock, Pre-Funded Warrants and accompanying Series Warrants underlying the Units summarizes the material terms and provisions of the securities that we may issue in connection with this offering. It may not contain all the information that is important to you. For the complete terms of our common stock, please refer to our Certificate of Incorporation and our by-laws (“By-Laws”), which are filed as exhibits to the registration statement which includes this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.” The Delaware General Corporation Law (“DGCL”) may also affect the terms of these securities. The summary below is qualified in its entirety by reference to our Certificate of Incorporation and By-Laws, each as in effect at the time of any offering of securities under this prospectus.

As of May 23, 2024, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, of which 984,728 shares were issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which no shares were issued and outstanding. In addition, as of May 23, 2024, there were 109,363 shares of common stock issuable upon exercise of options outstanding, 825,067 shares of common stock issuable upon exercise of warrants outstanding, and 267,355 shares of common stock reserved for future grant or issuance The authorized and unissued shares of common stock and preferred stock are available for issuance without further action by our stockholders.

Common Stock

Each stockholder of our common stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our shares of common stock have no preemptive, conversion, or redemption rights. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock. Upon the sale of substantially all of our stock or assets or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of common stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders. All of our issued and outstanding shares of common stock are fully paid and non-assessable. The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our Board of Directors from funds available therefor.

The shares of common stock offered by this prospectus, when issued and paid for, will also be fully paid and non-assessable.

Our common stock is listed on The Nasdaq Capital Market under the symbol “APDN.” Equiniti Trust Company, LLC, located at 90 Park Avenue, New York, NY 10016, is the transfer agent and registrar for our common stock.

Preferred Stock

Our Certificate of Incorporation provides that our Board of Directors may, by resolution, designate classes of preferred stock in the future. The designated series of preferred stock shall have such powers, designations, preferences and relative, participation or optional or other special rights and qualifications, limitations or restrictions as shall be expressed in the resolution adopted by the Board of Directors. Once designated by our Board of Directors, each series of preferred stock will have specific financial and other terms described in the documents that govern the preferred stock, which include our Certificate of Incorporation and any certificates of designation that our Board of Directors may adopt. Prior to the issuance of shares of each series of preferred stock, the Board of Directors is required by the DGCL and our Certificate of Incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Although our Board of Directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Warrant Stockholder Approval

Under Nasdaq listing rules, the exercisability of the Series Warrants will not be effective until, and unless, we obtain the approval of our stockholders. While we intend to promptly seek stockholder approval, and in no event later than 90 days following the closing of this offering, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the Series Warrants will not be able to be exercised and will therefore have no value. In addition, we will incur substantial costs, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

Series Warrants

The following summary of certain terms and provisions of the Series Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Series Warrants, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the forms of the Series Warrants for complete descriptions of the terms and conditions of the Series Warrants.

The Series A Warrants and Series B Warrants will become exercisable beginning on the date of the Warrant Stockholder Approval and at any time up to the date that is five years from the Warrant Stockholder Approval date (with respect to the Series A Warrants) or one year from the Warrant Stockholder Approval date (with respect to the Series B Warrants). If Warrant Stockholder Approval is obtained, the Series A Warrants and Series B Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Series A Warrants or Series B Warrants under the Securities Act is not effective, the holder may elect to exercise the Series A Warrants or Series B Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of Series A Warrants or Series B Warrants. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

A holder may also effect an “alternative cashless exercise” at any time while the Series B Warrants are exercisable and outstanding. In such event, the aggregate number of shares issuable in such alternative cashless exercise will be equal to the number of Series B Warrants being exercised multiplied by three.

A holder will not have the right to exercise any portion of the Series A Warrants or Series B Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series A Warrants and Series B Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall  not be effective until 61 days following notice from the holder to us.

The exercise price per whole share of common stock purchasable upon exercise of the Series A Warrants is $     , and the exercise price per whole share of common stock purchasable upon exercise of the Series B Warrants is $     . The exercise price of the Series A Warrants and Series B Warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

In addition, and subject to certain exemptions, if we sell, enter into an agreement to sell, or grant any option to purchase, or sell, enter into an agreement to sell, or grant any right to reprice (excluding Exempt Issuances, as defined in the Placement Agency Agreement), or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any shares of common stock, at an effective price per share less than the exercise price of the Series A Warrants then in effect, the exercise price of the Series A Warrants will be reduced to the lower of such price or the lowest volume weighted average price (VWAP) during the five consecutive trading days immediately following such dilutive issuance or announcement thereof, and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate exercise price will remain unchanged.

If at any time on or after the date of issuance there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving our common stock and the lowest daily volume weighted average price during the period commencing five consecutive trading days immediately preceding and the five consecutive trading days commencing on the date of such event is less than the exercise price of the Series A Warrants or Series B Warrants then in effect, then the exercise price of the Series A Warrants and Series B Warrants will be reduced to the lowest daily volume weighted average price during such period and the number of shares issuable upon exercise will be proportionately adjusted such that the aggregate price will remain unchanged.

Subject to applicable laws, the Series A Warrants and Series B Warrants may be offered for sale, sold, transferred or assigned without our consent.

In the case of certain fundamental transactions affecting the Company, a holder of Series Warrants, upon exercise of such Series Warrants after such fundamental transaction, will have the right to receive, in lieu of shares of the Company’s common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series Warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Series Warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series Warrants.

Except as otherwise provided in the Series A Warrants or Series B Warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of Series A Warrants or Series B Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A Warrant or Series B Warrants.

If at any time the Series A Warrants or Series B Warrants are outstanding and the Company receives notice from the Nasdaq Listing Qualifications Department that the Company is failing to satisfy the $1.00 minimum bid requirement, then the Company has covenanted to take all necessary steps to obtain the necessary consents and approvals to undertake a reverse stock split after such Trigger Date and shall, prior to the effectiveness of any delisting notice issued by Nasdaq, effect such reverse stock split.

The Series A Warrants and the Series B Warrants are governed by New York law.

We do not intend to list the Series Warrants on any securities exchange or nationally recognized trading system. Except as otherwise provided in the Series Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Series Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Series Warrants.

In addition, we have agreed to hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) at the earliest practicable date after the date hereof, but in no event later than ninety days after the closing of the offering, in order to obtain Warrant Stockholder Approval.

Pre-Funded Warrants

The following summary of certain terms and provisions of Pre-Funded Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-Funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Each Pre-Funded Warrant offered hereby will have an initial exercise price per share equal to $0.0001. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Series Warrants and may be transferred separately immediately thereafter.

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-Funded Warrants up to 9.99 % of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Warrants in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Pre-Funded Warrant. In lieu of fractional shares, we will round up to the next whole share.

At any time, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

We do not intend to list the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Possible Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and By-Laws

Our Certificate of Incorporation contains provisions that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Anti-Takeover Effects of Delaware Law

Companies incorporated in Delaware are subject to the provisions of Section 203 of the DGCL, or Section 203, unless the corporation has “opted out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of Section 203 with an express provision in our Certificate of Incorporation. Therefore, the anti-takeover effects of Section 203 do not apply to us.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Election and Removal of Directors

Directors will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the stockholders meeting and entitled to vote on the election of directors. Our Certificate of Incorporation does not provide for a classified Board of Directors or for cumulative voting in the election of directors. Under Article VIII of the Certificate of Incorporation and Section 3.13 of the By-Laws, directors may be removed by the stockholders of the Company only for cause, and in such case only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the Company then entitled to vote in the election of directors. On December 21, 2015, the Court of Chancery of the State of Delaware invalidated as a matter of law certain provisions of the certificate of incorporation and bylaws of VAALCO Energy, Inc. (“VAALCO”), a Delaware corporation, that permitted the removal of VAALCO’s directors by its stockholders only for cause. In In re VAALCO Energy, Inc. Stockholder Litigation, Consol. C.A. No. 11775-VCL (Del. Ch. Dec. 21, 2015), the Court ruled from the bench to hold that, in the absence of a classified Board of Directors or cumulative voting, VAALCO’s “only for-cause” director removal provisions conflict with Section 141(k) of the DGCL and are therefore invalid. Because the Company’s Certificate of Incorporation and By-Laws contain similar “only for-cause” director removal provisions and the Company does not have a classified Board of Directors or cumulative voting, the Company will not attempt to enforce the foregoing “only for-cause” director removal provision in light of the recent VAALCO decision.

Size of Board and Vacancies

The authorized number of directors may be determined by the Board of Directors, provided the board shall consist of at least one (1) member. No decrease in the number of directors constituting the board shall shorten the term of any incumbent director.

Vacancies occurring on our Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors.

Amendment

The Certificate of Incorporation may be amended in the manner prescribed by the DGCL. The Board of Directors is authorized to adopt, amend, alter or repeal the By-Laws by the affirmative vote of at least a majority of the Board of Directors then in office. No amendment to the Certificate of Incorporation or the By-Laws may adversely affect any indemnification right or protection of any director, officer, employee or other agent existing at the time of such amendment, repeal or adoption of an inconsistent provision for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising prior to such amendment, repeal or adoption of an inconsistent provision.

Authorized but Unissued Shares of Common Stock and of Preferred Stock

We believe that the availability of the “Blank Check” preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The Board of Directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock. Our Board of Directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Having these authorized shares available for issuance allows us to issue shares without the expense and delay of a special stockholders’ meeting. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise. The above provisions may deter a hostile takeover or delay a change in control or management of our company.

Advance Notice Procedure

Our By-Laws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, our Board of Directors or by a stockholder of record who has given proper and timely notice to our secretary prior to the meeting at which such stockholder is entitled to vote and appears, will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our Board of Directors must constitute a proper matter for stockholder action pursuant to a proper notice of meeting delivered to us. For notice to be timely, it must generally be delivered to our secretary not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after the anniversary date of the previous year’s annual meeting, not earlier than the 120th calendar day prior to such meeting and not later than either the 90th calendar day prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made by us). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Special Meetings of Stockholders

Our By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the board.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of [●], 2024, we have engaged Craig-Hallum and Laidlaw, or the Co-Placement Agents, to act as our exclusive placement agents to solicit offers to purchase the Units offered by this prospectus on a best efforts basis. The placement agency agreement does not give rise to any commitment by the Co-Placement Agents to purchase any of our securities, and the Co-Placement Agents will have no authority to bind us by virtue of the placement agency agreement. The Co-Placement Agents are not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “ best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell all, or any, of the Units being offered. The terms of this offering were subject to market conditions and negotiations between us, the Co-Placement Agents and prospective investors. This is a best efforts offering and there is no minimum number of securities or minimum aggregate amount of proceeds that is a condition to the closing of this offering. The Co-Placement Agents may retain sub-agents and selected dealers in connection with this offering. This offering will terminate on June 30, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per Unit will be fixed for the duration of this offering.

Delivery of the securities offered hereby is expected to occur on or about                             , 2024, subject to satisfaction of certain customary closing conditions.

We have agreed to pay the Co-Placement Agents an aggregate fee equal to 7.0% of the gross proceeds received in the offering and will issue to the Co-Placement Agents, or their respective designees, Placement Agent Warrants to purchase up to 295,567 shares of common stock (which equals 5.0% of the number of Units being offered) on substantially the same terms as the Series Warrants, except that the Placement Agent Warrants will have an expiration date of five years from the commencement of sales in this offering. The Placement Agent Warrants and the underlying shares of common stock are being registered on this prospectus. In addition, we have agreed to reimburse the Co-Placement Agents for their legal fees, costs and expenses in connection with this offering in an amount up to $110,000.

We estimate the total expenses of this offering paid or payable by us, exclusive of the Co-Placement Agents’ cash fees and expenses, will be approximately $217,577. After deducting the fees due to the Co-Placement Agents and our estimated expenses in connection with this offering, we expect the net proceeds from this offering will be approximately $10,832,400 based on an assumed public offering price of $2.03, which was the last reported sales price of our common stock on The Nasdaq Capital Market on May 23, 2024.

The following table shows the per share and total cash fees we will pay to the Co-Placement Agents in connection with the sale of the securities pursuant to this prospectus.

	Per Share and Series Warrants	Per Pre-Funded Warrant and Series Warrants	Total
Public offering price	$	$	$
Placement Agent fees
Proceeds, before expenses, to us	$	$	$

Indemnification

We have agreed to indemnify the Co-Placement Agents against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations, warranties and covenants contained in our placement agency agreement with the Co-Placement Agents.

Determination of Public Offering Price and Warrant Exercise Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “APDN.” On May 23, 2024, the closing price of our common stock was $2.03 per share.

The final public offering price of the Units and the exercise price of the Series Warrants that we are offering, will be negotiated between us, the Co-Placement Agents and the investors in this offering. We believe that the market price of our common stock at the date of this prospectus is not the appropriate public offering price for the shares of our common stock because the market price is affected by a number of factors. The principal factors considered by us and the Co-Placement Agents in determining the final public offering price of the Units we are offering, as well as the exercise price of the Series Warrants that we are offering, included:

●	the recent trading history of our common stock on The Nasdaq Capital Market, including market prices and trading volume of our common stock;

●	the current market price of our common stock on The Nasdaq Capital Market;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies;

●	the information set forth or incorporated by reference in this prospectus and otherwise available to the Co-Placement Agents;

●	our past and present financial performance and an assessment of our management;

●	our prospects for future earnings and the present state of our products;

●	the current status of competitive products and product developments by our competitors;

●	our history and prospects, and the history and prospects of the industry in which we compete;

●	the general condition of the securities markets at the time of this offering; and

●	other factors deemed relevant by the Co-Placement Agents and us, including a to be negotiated discount to the trading price.

Tail Fees

We have also agreed to pay Craig-Hallum a cash fee equal to 7.0% of the total gross proceeds received by us from any investor who was contacted by Craig-Hallum, if such investor provides us with capital in any offering or other financing or capital raising transaction during the term of the engagement with Craig-Hallum or within six months following the expiration or termination of the engagement with Craig-Hallum.

Lock-up Agreements

Each of our officers and directors have agreed to be subject to a lock-up period of 90 days following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions.

We have agreed to be subject to a lock-up period of one year following the date of closing of the offering pursuant to this prospectus. This means that, during the applicable lock-up period, we may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, subject to customary exceptions. However, this lock-up period shall terminate upon the earlier of 90 days after (i) the closing of this offering if the Warrant Stockholder Approval is obtained prior to 90 days after the closing of this offering and (ii) the date that Warrant Stockholder Approval is obtained.

We have also agreed, subject to certain exceptions, to a restriction on the issuance of any variable priced securities for 180 days after the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans. Craig-Hallum may waive the terms of these lock-up agreements in its sole discretion and without notice.

Right of First Refusal

We have granted Craig-Hallum a right of first refusal, for a period commencing after the closing of this offering and ending on the date on which the Series B Warrants are no longer outstanding, to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing in which we decide to raise funds by means of a solicitation of any of the Series B Warrants.

Other Relationships

From time to time, the Co-Placement Agents may provide in the future various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the Co-Placement Agents for any further services.

Regulation M Compliance

The Co-Placement Agents may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Co-Placement Agents will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Co-Placement Agents. Under these rules and regulations, the Co-Placement Agents may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the Co-Placement Agents, or by their affiliates. Other than this prospectus in electronic format, the information on the Co-Placement Agents’ websites and any information contained in any other website maintained by the Co-Placement Agents is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Co-Placement Agents in their capacity as placement agent, and should not be relied upon by investors.

Experts

Marcum LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended September 30, 2023 and 2022, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Marcum LLP’s report includes an explanatory paragraph relating to our ability to continue as a going concern. Our consolidated financial statements are incorporated by reference in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

Legal Matters

Certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by McDermott Will & Emery LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the Co-Placement Agents by Ellenoff Grossman & Schole LLP, New York, New York.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at http://www.adnas.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MATERIAL CHANGES

None.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC (excluding any portion of such documents that are furnished and not filed with the SEC) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) on and after the date of the initial filing of the registration statement of which this prospectus is a part prior to the effectiveness of the registration statement, (2) prior to the effectiveness of the registration statement of which this prospectus is a part, and (3) after the date of effectiveness of this prospectus until the offering of the underlying securities is terminated; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year September 30, 2023 filed with the SEC on December 7, 2023, as amended on January 26, 2024.

•	Our Quarterly Reports on Form 10-Q for the three month periods ended December 31, 2023 and March 31, 2024 filed with the SEC on February 8, 2024 and May 10, 2024, respectively.

•	Our Current Reports on Form 8-K filed with the SEC on November 7, 2023, December 6, 2023, January 5, 2024, January 31, 2024, February 1, 2024, April 16, 2024, April 19, 2024, April 22, 2024 (excluding Item 7.01), as amended on April 23, 2024 (excluding Item 7.01) and May 16, 2024.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2024.

•	The description of our capital stock contained in our registration statement on Form 8-A (File No. 001-36745) filed with the Commission on November 13, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in this prospectus). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Applied DNA Sciences, Inc., 50 Health Sciences Drive, Stony Brook, New York 11790, c/o Investor Relations, telephone: 631-240-8800. You may also access these documents on our website at www.adnas.com.

Information on our website, including subsections, pages, or other subdivisions of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

Up to  5,911,330 Units, Each Unit Consisting of One Share of Common Stock or One

Pre-Funded Warrant to Purchase One Share of Common Stock, One Series A Warrant to Purchase One Share of Common Stock and One Series B Warrant to Purchase One Share of Common Stock

Placement Agent Warrants to Purchase Up to 295,567 Shares of Common Stock

Up to 18,029,557 Shares of Common Stock Underlying the Pre-Funded Warrants, Series A Warrants, Series B Warrants and Placement Agent Warrants

PROSPECTUS

Craig-Hallum	Laidlaw & Company (UK) Ltd.

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than placement agent fees and expenses, payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee	$7,363
FINRA filing fee	$7,990
Printing expenses	$4,989
Legal fees and expenses	$150,000
Accounting fees and expenses	$42,735
Transfer Agent fees and expenses	$4,500
Total	$217,577

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability for any: (i) breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation provides to the fullest extent permitted by Delaware law that our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Certificate of Incorporation also provides that we shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of ours who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of ours or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

Section 9.3 of our By-Laws provides for the indemnification of our directors, officers and employees to the fullest extent permitted by the DGCL.

We have entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of our directors and executive officers. In general, the Indemnification Agreement obligates us to indemnify a director or executive officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The rights provided by the Indemnification Agreement are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, our Certificate of Incorporation or By-Laws, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We maintain a director and officer insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities

On January 31, 2024, the Company entered into the Placement Agreement with Maxim Group pursuant to which Maxim Group agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with the Offering of 161,403 shares of the Company’s common stock and pre-funded warrants to purchase up to 120,801 shares of common stock, and in a concurrent private placement, unregistered common warrants to purchase up to 564,407 shares of common stock. Also on January 31, 2024, in connection with the Offering, the Company entered into Purchase Agreements with the Purchasers.

The Offering closed on February 2, 2024. The Company received gross proceeds from the Offering, before deducting placement agent fees and other estimated offering expenses payable by the Company, of approximately $3.4 million.

Pursuant to the Placement Agreement, the Company paid Maxim Group a cash placement fee equal to 6.5% of the aggregate gross proceeds raised in the Offering from sales arranged for by Maxim Group. Subject to certain conditions, the Company has also agreed to reimburse certain expenses of Maxim Group in connection with the Offering, including but not limited to legal fees, up to a maximum of $50,000.

Securities Act Exemptions

The common warrants and the shares of common stock issuable upon the exercise of the common warrants are not registered under the Securities Act. The common warrants and the shares of common stock issuable upon exercise thereof were issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, for transactions not involving a public offering.

Item 16.	Exhibit and Financial Statement Schedules

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit		Incorporated by Reference				Filed or Furnished
Number	Description	Form	Exhibit	File No.	Date Filed	Herewith
2.1*†	Share Purchase Agreement, dated July 12, 2023, by and among Spindle Acquisition Corp., Spindle Biotech Inc., the persons listed on Schedule 1.1 therein, Lai Him Chung and Applied DNA Sciences, Inc.	8-K	2.1	001-36745	7/13/2023
3.1	Conformed version of Certificate of Incorporation of Applied DNA Sciences, Inc., as most recently amended by the Sixth Certificate of Amendment, effective Thursday, April 25, 2024					Previously Filed
3.2	By-Laws	8-K	3.2	002-90539	1/16/2009
4.1	Description of Securities	10-K	4.1	001-36745	12/9/2021
4.2	Form of Purchase Warrant	8-K	4.1	001-36745	12/20/2017
4.3	Common Stock Purchase Warrant	8-K	4.1	001-36745	12/21/2018
4.4	Form of common warrant certificate (included in the Warrant Agreement, dated November 15, 2019)	8-K	4.2	001-36745	11/18/2019
4.5	Form of Indenture	S-3	4.1	333-238557	05/21/2020
4.6	Form of Common Stock Purchase Warrant	8-K	10.3	001-36745	10/14/2020
4.7	Form of Pre-Funded Common Stock Purchase Warrant	8-K	4.1	001-36745	2/23/2022
4.8	Form of Common Stock Purchase Warrant	8-K	4.2	001-36745	2/23/2022
4.9	Form of Series A Warrant	8-K	4.1	001-36745	8/9/2022
4.10	Form of Series B Warrant	8-K	4.2	001-36745	8/9/2022
4.11	Form of Prefunded Warrant	8-K	4.3	001-36745	8/9/2022
4.12	Form of Pre-Funded Warrant.	8-K	4.1	001-36745	02/01/2024
4.13	Form of Private Common Warrant.	8-K	4.2	001-36745	02/01/2024
4.14	Form of Pre-Funded Warrant					Previously Filed
4.15	Form of Series A Warrant
4.16	Form of Series B Warrant
4.17	Form of Placement Agent Warrant					Previously Filed
5.1	Opinion of McDermott Will & Emery LLP
10.1†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan	10-Q	4.1	002-90539	05/15/2012
10.2†	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated	DEF 14A	Appendix A	001-36745	04/04/2019
10.3†	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended	10-K	10.1	001-36745	12/14/2015
10.4†	Conformed version of Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, as most recently amended by the Amendment to the Applied DNA Sciences, Inc. 2020 Equity Incentive Plan, effective April 15, 2024	DEF 14A	Appendix C	001-36745	03/14/2024
10.5†	Applied DNA Sciences, Inc. 2020 Equity Incentive Plan Stock Option Grant Notice and Award Agreement	S-8	10.3	333-249365	10/07/2020
10.6†	Employment Agreement, dated July 1, 2016, between James A. Hayward and Applied DNA Sciences, Inc.	8-K	10.1	001-36745	8/2/2016

10.7†	Form of Indemnification Agreement dated as of September 7, 2012, by and between Applied DNA Sciences, Inc. and each of its directors and executive officers	8-K	10.1	002-90539	9/13/2012
10.8	Warrant Agreement, dated November 20, 2014, between Applied DNA Sciences, Inc. and American Stock Transfer & Trust Company, LLC as warrant agent	8-K	4.1	001-36745	11/20/2014
10.9	First Amendment to Warrant Agreement dated April 1, 2015 between Applied DNA Sciences, Inc. and American Stock Transfer & Trust Company, LLC as warrant agent	8-K	4.1	001-36745	4/1/2015
10.10	Second Amendment to Warrant Agreement dated November 2, 2016	8-K	10.4	001-36745	11/2/2016
10.11	Registration Rights Agreement dated November 2, 2016	8-K	10.3	001-36745	11/2/2016
10.12*	License Agreement with Himatsingka America, Inc. dated June 23, 2017	10-Q	10.1	001-36745	8/10/2017
10.13	Placement Agency Agreement by and between Applied DNA Sciences, Inc. and Maxim Group LLC, dated December 20, 2017.	8-K	10.1	001-36745	12/20/2017
10.14	Registration Rights Agreement, dated November 29, 2018	8-K	10.2	001-36745	12/6/2018
10.15	Securities Purchase Agreement, dated November 29, 2018	8-K	10.3	001-36745	12/6/2018
10.16	Registration Rights Agreement, dated August 31, 2018	8-K/A	10.2	001-36745	12/10/2018
10.17	Securities Purchase Agreement, dated August 31, 2018	10-K	10.45	001-36745	12/18/2018
10.18+	Patent and Know-How License and Cooperation Agreement, dated March 28, 2019, between the Company, APDN (B.V.I.), Inc., and ETCH BioTrace S.A.	10-Q	10.10	001-36745	5/9/2019
10.19	Registration Rights Agreement, dated July 16, 2019 by and among Applied DNA Sciences, Inc. and the investor named on the signature page thereof.	8-K	10.2	001-36745	07/17/2019
10.20	Securities Purchase Agreement, dated July 16, 2019 by and among Applied DNA Sciences, Inc. and the investor named on the signature page thereof.	8-K	10.3	001-36745	07/17/2019
10.21	Asset Purchase Agreement, dated July 29, 2019 by and between LineaRX, Inc. and Vitatex Inc.	8-K	10.1	001-36745	8/12/2019
10.22	Form of Subscription Agreement between investors and Applied DNA Sciences, Inc., dated August 22, 2019.	8-K	10.1	001-36745	8/26/2019
10.23	Underwriting Agreement entered into by and between Applied DNA Sciences, Inc. and Maxim Group LLC, as Representative of the Underwriters listed in Schedule I hereto, dated November 13, 2019.	8-K	1.1	001-36745	11/14/2019
10.24	Warrant Agreement, dated November 15, 2019, between Applied DNA Sciences, Inc. and American Stock Transfer & Trust Company, LLC	8-K	4.1	001-36745	11/18/2019
10.25†	Consulting Agreement, dated as of December 12, 2019, by and between Applied DNA Sciences, Inc. and Meadow Hill Place, LLC	10-Q	10.1	001-36745	08/06/2020
10.26	Agreement of Lease dated June 14, 2013, between Applied DNA Sciences, Inc. and Long Island High Technology Incubator, Inc.	10-Q	10.2	002-90539	8/13/2013
10.27	Agreement of Lease, dated November 1, 2015, by and between Applied DNA Sciences, Inc. and Long Island High Technology Incubator, Inc.	10-Q	10.2	001-36745	08/06/2020
10.28	Option Exercise Notice, dated December 3, 2015, Pursuant to Lease dated June 14, 2013, between Applied DNA Sciences, Inc. and Long Island High Technology Incubator, Inc.	10-Q	10.2	001-36745	05/12/2016
10.29	Temporary Lease Extension Agreement, dated August 9, 2019, by and between Applied DNA Sciences, Inc. and Long Island High Technology Incubator, Inc.	10-Q	10.3	001-36745	08/06/2020
10.30	Amendment to Leases, dated November 4, 2019, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-Q	10.4	001-36745	08/06/2020
10.31	Amendment to Leases, dated January 17, 2020, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-Q	10.5	001-36745	08/06/2020

10.32	Registration Rights Agreement, dated October 7, 2020, by and between Applied DNA Sciences, Inc. and Dillon Hill Capital, LLC.	8-K	10.4	001-36745	10/14/2020
10.33	Registration Rights Agreement, dated October 7, 2020, by and between Applied DNA Sciences, Inc. and Dillon Hill Investment Company LLC.	8-K	10.5	001-36745	10/14/2020
10.34+	Joint Development Agreement, dated September 11, 2018, between LineaRx, Inc., Takis S.R.L. and Evvivax S.R.L., as amended by that First Amendment, dated February 3, 2020	10-K	10.46	001-36745	12/17/2020
10.35	Animal Clinical Trial Agreement, dated September 14, 2020, between Applied DNA Sciences, Inc., Evvivax S.R.L. and Veterinary Oncology Services, PLLC	10-K	10.47	001-36745	12/17/2020
10.36	Letter Agreement dated March 2, 2021, by and between the Company and Dr. James Hayward	8-K	10.1	001-36745	3/4/2021
10.37	Office Lease Renewal Letter Agreement, dated February 1, 2022, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-K	10.43	001 36745	12/14/2022
10.38	Laboratory Lease Renewal Letter Agreement, dated February 1, 2022, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc.	10-K	10.44	001 36745	12/14/2022
10.39+	Contract Number T212206, dated August 3, 2021, by and between The City University of New York and Applied DNA Clinical Labs, LLC.	10-K	10.45	001 36745	12/14/2022
10.40+	First Amendment to Contract No. T212206, dated December 16, 2021, by and between The City University of New York and Applied DNA Clinical Labs, LLC.	10-K	10.46	001 36745	12/14/2022
10.41+	Second Amendment to Contract No. T212206, dated July 19, 2022, by and between The City University of New York and Applied DNA Clinical Labs, LLC.	10-K	10.47	001 36745	12/14/2022
10.42	Equity Distribution Agreement, dated November 7, 2023, by and between Applied DNA Sciences, Inc. and Maxim Group LLC	8-K	10.1	001-36745	11/7/2023
10.43†	Letter Agreement, dated January 4, 2024, by and between Applied DNA Sciences, Inc. and James A. Hayward.	8-K	10.1	001-36745	1/5/2024
10.44†	Letter Agreement, dated January 4, 2024, by and between Applied DNA Sciences, Inc. and Judith Murrah.	8-K	10.2	001-36745	1/5/2024
10.45	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Office Lease).	8-K	10.1	001-36745	02/28/2023
10.46	Amended and Restated Lease Agreement, dated February 24, 2023, by and between Long Island High Technology Incubator, Inc. and Applied DNA Sciences, Inc. (Laboratory Lease).	8-K	10.2	001-36745	02/28/2023
10.47	Lease Renewal Agreement dated January 10, 2024 (Laboratory Lease).	10-Q	10.3	001-36745	02/08/2024
10.48	Placement Agency Agreement by and between Applied DNA Sciences, Inc. and Maxim Group LLC, dated January 31, 2024.	8-K	10.1	001-36745	01/05/2024
10.49	Form of Securities Purchase Agreement, dated January 31, 2024, by and between Applied DNA Sciences, Inc. and the parties thereto.	8-K	10.2	001-36745	01/05/2024
10.50	Form of Placement Agency Agreement					Previously Filed
10.51	Form of Lock-up Agreement					Previously Filed

14.1	Code of Business Conduct and Ethics.	10-K	14.1	001-36745	12/14/2022
21.1	Subsidiaries of Applied DNA Sciences, Inc.	10-K	21.1	001-36745	12/07/2023
23.1	Consent of Marcum LLP
23.2	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)					Filed
107	Filing Fee Table					Filed

†	Indicates a management contract or any compensatory plan, contract or arrangement.

*	A request for confidentiality has been granted for certain portions of the indicated document. Confidential portions have been omitted and filed separately with the SEC as required by Rule 24b-2 promulgated under the Exchange Act.

+	Portions of this exhibit have been omitted because the information is both not material and is the type that the Company treats as private or confidential. The omissions have been indicated by bracketed asterisks (“[***]”).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on the 24th day of May, 2024.

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
James A. Hayward
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hayward	Chief Executive Officer, President and Chairman of the Board of Directors	May 24, 2024
James A. Hayward	(Principal Executive Officer)

/s/ Beth Jantzen	Chief Financial Officer	May 24, 2024
Beth Jantzen	(Principal Financial Officer and Principal Accounting Officer)

*	Director	May 24, 2024
Robert B. Catell

*	Director	May 24, 2024
Joseph D. Ceccoli

*	Director	May 24, 2024
Sanford R. Simon

*	Director	May 24, 2024
Yacov A. Shamash

*	Director	May 24, 2024
Elizabeth M. Schmalz Shaheen

*By:	/s/ Beth Jantzen
	Name:	Beth Jantzen
	Title:	Attorney-in-Fact